Exhibit 10.1

Fourth Amendment, Extension and Addition to Securities Purchase Agreement dated July 15, 2004

This Fourth Amendment, Extension and Addition ("Second Amendment") to Securities Purchase Agreement dated July 15, 2004 between Crestview Capital Master, LLC and Genio Group, Inc. ("Original Agreement"), the Amendment, Extension and Addition to Securities Purchase Agreement dated October 28, 20014 ("First Amendment"), the Second Amendment, Extension and Addition to Securities Purchase Agreement dated February 15,2005 ("Second Amendment"), and the Third Amendment, Extension and Addition to Securities Purchase Agreement dated May 11, 2005 ("Third Amendment") is entered into with respect to the following factual background:

A. The Company urgently requires additional capital in order to pay creditors, continue filing reports with the Securities and Exchange Commission and avoid immediate liquidation, which Crestview is willing to provide only on the terms and conditions herein; and

B. The Company is in breach of its obligations under the Third Amendment, in that Shai Bar-Lavi has not delivered any of his shares of the Company's Common Stock to the Company for cancellation; which was an express condition to Crestview's obligation to fluid the Company under the Third Amendment, and Crestview nevertheless provided funds to the Company despite the allure of such condition precedent.

Now therefore, the parties agree as follows:

1. All capitalized terms used but not defined herein shall have the meanings set forth for them In the Original Agreement, the First Amendment, Second Amendment, Third Amendment, end related Transaction Documents.

2. Crestview shall purchase a $350,000 principal amount of Prime Plus 2% Convertible Debenture due December 31, 2006, in the form attached hereto as Exhibit A (the "Prime Debenture,

3. Contemporaneous with such investment, the Company shall reduce the Set Price on Crestview's existing Amended end Restated 8% Convertible Debenture due December 31, 2006 in the principal amount of$1,500,000 from $0-023 to $0.0075; and the Exercise Prices of Crestview's Amended and Restated Series A-I Warrant and Amended and Restated Series #2 Warrant, each to purchase 900,000 shares of Common Stock, from $0.05 to 50.025. In addition, the Company shall reduce the Set Price on Crestview's existing 8% Convertible Debenture original due December31, 2005 and now due December31. 2006 in the principal amount of $300,000 from $0.023 to 50.0015 and the Exercise Price on Crestview's Common Stock Purchase Warrant dated October 28, 2004 to purchase 150,000 shares of Common Stock, from $0.05 to 50.0125. Turquoise and Horowitz entities shall have warrants issued Lu them in the proportion of three (3) warrants for every seven
(7) issued to Crestview, which shall have the same terms and conditions as the various Crestview Warrants described above.

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4. From and after the date of issuance of the Prime Debenture, Crestview shall have the right, but not the obligation, to appoint such number of directors of the Company as shall constitute a majority of the Board of Directors, until such time as the Debentures and tbe Prime Debenture have been filly converted or otherwise paid in full . 5, Upon execution of this Amendment to the extent it has not previously done so, Crestview shall execute and deliver a release in the form of Exhibit B hereto to each of Timothy. Curran, Gary Mankoff and Matthew S. Cohen.

6. All Underlying Shares shall be Registrable Securities under the existing Registration Rights Agreement.

7. All other terms and conditions of the Original Agreement and Transaction Documents shall remain in full force and effect.

In witness whereof, the parties hereto have executed this Amendment as of January 11, 2006.


Crestview Capital Master, LLC           Genlo Group, Inc.

By: Robert Hoyt                         By: Matthew J. Cohen
Title: Managing Director                Title: Chief Executive

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